SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2012

Southern Products, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-165692	27-1963282
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13668-B Valley Blvd., City of Industry, CA	91746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 213-3266

________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 14, 2012, a majority of our shareholders voted to elect Edward Meadows as the sole member of our Board of Directors.

Edward Meadows has been our President, Chief Executive Officer, Chief Financial Officer, Treasurer, and a member of our Board of Directors since June 1, 2011. He has over 20 years experience in the consumer retail industry. Mr. Meadows joined us in April, 2011. Previously, for the past five years, Mr. Meadows has provided financial consulting and sales management expertise to multiple companies including Westinghouse Digital and various other large entities in his own consulting practice. He was formerly the interim CFO of the television manufacturer Westinghouse Digital, LLC, from February 2007 to September 2007, and prior to this period he also worked as an auditor with PricewaterhouseCoopers. In addition to his financial experience, Mr. Meadows has over 20 years extensive experience selling to the national accounts of Wal-Mart, Costco, Fry's Electronics, Best Buy, Office Depot, Staples, Target, Tiger Direct, Sam's Club, and Radio Shack which are current and or long term goals for SIGMAC USA. Mr. Meadows graduated from Ohio State University in 1969 with a major in accounting and a minor in marketing.

There are no family relationships among any of our current or former directors or executive officers.

Mr. Meadows does not receive compensation for his service as a member of the Board of Directors. In addition, we do not have a written employment agreement with him regarding his service as our sole executive officer. The Company has agreed to pay Mr. Meadows an annual salary of $240,000 for his service as an executive officer. At least 50% of this salary has been accrued, however, pending our receipt of sufficient operating capital to pay the accrued compensation while satisfying our other expenses as they become due.

The term of office for Edward Wang, who was appointed to our Board of Directors on June 1, 2011, had expired and he was not nominated for re-election to the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southern Products, Inc.

/s/ Edward Meadows

Edward Meadows
President, Chief Executive Officer

Date: December 17, 201

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